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Exhibit 2.14

                               STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into this 16th day of October, 1997, by and among CROSS-CONTINENT AUTO RETAILERS, INC. ("Purchaser"), a Delaware corporation; THOMAS A. RANDT ("Randt"), a Nevada resident; RONALD J. BLOMQUIST ("Blomquist"), a California resident; and TAR-CAR, INC. (the "Company), a California corporation, d/b/a "Toyota By The Bay" and "Auto Central Used Car Sales and Credit Union Buying Service."

                                       RECITALS

     A. The Company owns and operates a Toyota franchised automobile dealership located at 4555 Mission Bay Drive, San Diego, California 92109 and a used car lot located at 7777 Convoy Court, San Diego, California 92111 (collectively, the "Dealership").

     B. The Company operates the Dealership under the names "Toyota By the Bay" and "Auto Central Used Car Sales and Credit Union Buying Service."

     C. Randt and Blomquist are the owners of all of the issued and outstanding shares of capital stock of the Company (the "Shares").

     D. Randt and Blomquist shall hereinafter be collectively referred to as the "Sellers" and individually as a "Seller".

     E. Subject to the terms and conditions set forth in this Agreement, Purchaser desires to purchase all of the Shares, and Sellers desire to sell all of the Shares to Purchaser.

                                      AGREEMENT

     In consideration of the mutual covenants, agreements, representations, and warranties set forth in this Agreement, Purchaser, Sellers, and the Company agree as follows:

          1.   PURCHASE AND SALE OF THE SHARES.   Subject to and upon the
terms and conditions of this Agreement, at the Closing (hereinafter defined) each Seller shall sell, transfer, convey, assign, and deliver to the Purchaser, and Purchaser shall purchase, acquire and accept from each Seller, all of the Shares owned by such Seller, free and clear of all security interests, liens, claims, agreements, encumbrances, or restrictions of any kind, whether written or oral.

          2.   PURCHASE PRICE.   The purchase price to be paid by Purchaser
to Sellers for the Shares shall be $5,500,000 (the "Purchase Price"), subject to the adjustment set forth in Paragraph 3 of this Agreement.

   3.   ADJUSTMENT TO THE PURCHASE PRICE.   In the event that the Company's
Net Worth (hereinafter defined) is more or less than $825,000, the Purchase Price shall be increased or decreased by an amount equal to the difference between $825,000 and the Net Worth, provided Purchaser and Sellers agree to the adjustment. As used in this Agreement, the term

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"Net Worth" shall mean the net worth shown on the balance sheet in the
Audited Financial Statements (hereinafter defined) as of September 30, 1997, as adjusted by the Net Worth Adjustments (hereinafter defined), using the values for the New Vehicle Inventory (hereinafter defined), Remarketed Vehicle Inventory (hereinafter defined), Used Vehicle Inventory (hereinafter defined), Parts and Accessories Inventory (hereinafter defined) and Tangible Personal Property (hereinafter defined), as determined in accordance with subparagraph 12(d); except (a) reserves for charge backs of finance income, insurance premiums, and service contract income will not be deducted in determining Net Worth, (b) the reserve for LIFO will be deducted in determining Net Worth, (c) all accruals through October 31, 1997, including (without limitation) accruals for vacation expenses, legal fees, property taxes, income taxes and payroll taxes shall be included in the determination of Net Worth, and (d) the deferred profit (the "Deferred Profit") as established by Price Waterhouse, LLP in the Audited Financial Statements shall not be included in the determination of Net Worth. In addition, in the event the Capital Loan (hereinafter defined) as of October 31, 1997 is less than $700,000, the Purchase Price shall be increased by such difference. Any adjustment to the Purchase Price shall be applied to the various components of the Purchase Price proportionally.

          4.   PAYMENT OF PURCHASE PRICE.   At Closing Purchaser shall pay
the Purchase Price, as adjusted, as follows:

               a.   TO RANDT:

                    (i)  $3,150,000 in cash; and

                    (ii) Purchaser shall execute and deliver a promissory note to Randt in the original principal amount of $1,350,000 (the "$1,350,000 Note"), bearing interest on the unpaid principal at the prime rate announced from time to time by Bank of America, payable in twenty-three (23) monthly installments of interest only, with all unpaid principal and accrued interest being due and payable twenty-four (24) months after the date of the $1,350,000 Note. The $1,350,000 Note shall be in the form of Exhibit "A" hereto.

               b.   TO BLOMQUIST:

                    (i)  $350,000 in cash;

                    (ii) Purchaser shall issue to Blomquist the number of shares of restricted common stock of Purchaser (the
                         "Restricted Stock") that, when multiplied by the average closing price for the stock of Purchaser quoted in THE WALL STREET JOURNAL for the five (5) trading


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                         days immediately preceding the date that the
                         transactions contemplated by this Agreement are announced to the public by Purchaser (the "Announcement Date"), will equal $100,000. Purchaser shall not issue any fractional shares and shall pay Blomquist cash in lieu of any fractional shares based on the closing price for the stock of Purchaser quoted in THE WALL STREET JOURNAL for the five (5) trading days immediately preceding the Announcement Date; and

               (iii) Purchaser shall execute and deliver a promissory note to Blomquist in the original principal amount of $50,000 (the "$50,000 Note), bearing interest on the unpaid principal at the prime rate announced from time to time by Bank of America, payable in twenty-three
                         (23) monthly installments of interest only, with all unpaid principal and accrued interest being due and payable twenty-four (24) months after the date of the $50,000 Note. The $50,000 Note shall be in the form of Exhibit "B" hereto.

               The certificates representing the Restricted Stock that is issued to Blomquist shall bear a restrictive legend that the stock has not been registered under applicable federal and state securities laws. It is understood and agreed that Purchaser has not agreed to register the Restricted Stock that is to be issued to Blomquist.

               c.   SELLERS' ESCROW.   In addition, Purchaser shall deliver
                    $500,000 ($450,000 for Randt and $50,000 for Blomquist) into an interest bearing account for twenty-four (24) months under an escrow agreement (the "Sellers' Escrow Agreement") between Sellers and Purchaser. The Sellers' Escrow Agreement shall be substantially in the form of Exhibit "C" hereto. The Sellers' Escrow Agreement shall provide (among other things) that (i) all interest that accrues on the amount held in escrow shall be paid to the Sellers' pro rata at the expiration or termination of the Sellers' Escrow Agreement, and (ii) the amount held in escrow, including accrued interest, shall be used to pay any unaccrued expenses that arose prior to October 31, 1997; any debts, liabilities, or obligations of the Company at the Balance Sheet Date (hereinafter defined) that are not reflected in the Financial Statements (hereinafter defined); and any claims or costs (hereinafter defined) of cancellations on extended service contracts that were sold prior to October 31, 1997; provided, however, the Escrow Agreement shall provide that the Escrow Agent shall pay fifty percent (50%) of any interest to the Sellers in order for the Sellers

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                    to pay the income taxes due on the interest.  Purchaser and
                    Sellers agree that if any receivables are written off prior to Closing and after Closing payments are made on such receivables, the payments shall be added to Sellers' escrow account.

          5.   CLOSING.   Subject to the terms and conditions set forth in
this Agreement, the closing ("Closing") of the purchase and sale of the Shares shall take place at 1083 Skyland Drive, Zepher Cove, Nevada 89448, or at such other place as may be mutually agreed upon by Purchaser and Sellers, on the earlier of (a) as soon as practicable following the date on which all conditions to the obligations of the parties hereunder (other than those requiring the taking of action at the Closing) have been satisfied or waived, but not earlier than January 1, 1998, or (b) January 19, 1998, subject to the mutual agreement of the parties to select another date. The date on which the Closing is to occur is hereinafter referred to as the "Closing Date."
Any other provision of this Agreement to the contrary notwithstanding, if Sellers have not obtained the consent of Toyota Motor Corporation, U.S.A. ("Toyota") prior to January 19, 1998, either Purchaser or Sellers shall have the right to extend the Closing Date thirty (30) days by giving written notice to the other parties.

          6. TRANSACTIONS AT CLOSING. The following transactions shall take place at Closing:

               a. DELIVERIES BY SELLERS. The Sellers shall deliver the following to the Purchaser:

                     (i) Stock certificates representing the Shares in duly
                         transferable form;

                    (ii) Such other documents and instruments as Purchaser may reasonably request in order to vest in Purchaser good and marketable title to the Shares and to any and all right, title, interest or claim of any kind that Sellers may have in the properties, assets or business of the Company;

                   (iii) Any consent required from the landlord under that
                         certain Triple Net Lease ("the Dealership Lease") dated December 21, 1988, by and between Hans Hamann, Margo Hamann, and Fritz Walter, and Beach Cities Toyota, Inc.; the sublandlord under that certain Sublease Agreement (the "Dealership Sublease") dated July 20, 1990, by and between Toyota Motor Sales, USA, Inc., and Beach Cities Toyota, Inc.; the landlord under that certain Ground Lease (the "Used Car Lot Lease") dated April 16, 1990, by and between Abraham Perl, Trustee of the Perl Property Trust and Fred

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                         Salehyan; and the sublandlord under that certain
                         Sublease (the "Used Car Lot Sublease") dated December 12, 1994, by and between California Auto Resale and Tar-Car, Inc.;

                    (iv) A Phase I environmental site audit on all real property currently owned, leased, or otherwise utilized by the Company, paid for by the Sellers, in form and substance satisfactory to Purchaser;

                    (v) Copies of resolutions of the Board of Directors of the Company, duly certified by its Secretary, in form reasonably satisfactory to Purchaser's counsel, authorizing the execution, delivery and performance of this Agreement and all other documents to which the Company is a party as contemplated hereby, and all actions to be taken by the Company hereunder and thereunder;

                    (vi) A Sellers' certificate in the form of Exhibit "D"
                         hereto, duly executed by the Sellers and the Company;

                   (vii) An opinion of counsel to the Sellers, in the form
                         of Exhibit "E" hereto;

                  (viii) An Investment Letter (hereinafter defined)
                         executed by Blomquist, in the form of Exhibit "F" hereto;

                    (ix) A Registration Rights Agreement executed by Blomquist, in the form of Exhibit "G" hereto;

                     (x) The Sellers' Escrow Agreement;

                    (xi) Any instruments and other documents specifically
                         required by this Agreement that are not otherwise set forth in this subparagraph 6(a); and


                   (xii) Any other instruments or documents deemed reasonably necessary or desirable by the Purchaser in order to consummate the transactions contemplated hereby.

               b. DELIVERIES BY BUYER. The Buyer shall deliver the following to the Sellers:

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                     (i) The cash portions of the Purchase Price, the $1,350,000
                         Promissory Note, the $50,000 Promissory Note, and a stock certificate representing the Restricted Stock;

                    (ii) Copies of resolutions of the Board of Directors of the
                         Purchaser, duly certified by its secretary, in form reasonably satisfactory to Sellers' counsel, authorizing the execution, delivery and performance of this Agreement and all other documents to which the Purchaser is a party as contemplated hereby, and all action to be taken by Purchaser hereunder and thereunder;

                   (iii) The Purchaser's Escrow Agreement (hereinafter
                         defined);

                    (iv) Any instruments and other documents specifically
                         required by this Agreement that are not otherwise set forth in this subparagraph 6(b); and

                     (v) Any other instruments or documents deemed reasonably
                         necessary or desirable by the Sellers in order to consummate the transactions contemplated hereby.

          7. REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE COMPANY. The Sellers and the Company jointly and severally represent and warrant to
Purchaser, effective as of the date of this Agreement and again at Closing, each of the following:

               a.   AUTHORITY AND BINDING AGREEMENT.   Each Seller has the legal
                    power and capacity to enter into this Agreement and to perform his obligations hereunder. This Agreement has been duly and validly executed and delivered by each Seller and the Company and is a valid and binding obligation of each Seller and the Company (relating to those certain agreements of the Company contained in this Agreement), enforceable against each Seller and the Company in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity. Each Seller has (i) good and marketable title to the portion of the Shares owned by that Seller, free and clear of any security interests, liens, claims, agreements, encumbrances, or restrictions of any kind, and (ii) the complete and unrestricted right, power, and authority to sell, transfer, and assign the Shares in accordance with this Agreement.

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               b.   ORGANIZATION AND STANDING.   The Company is duly
                    incorporated, is validly existing, and is in good standing under the laws of the State of California and has all necessary power and authority to own, lease, and operate its properties and assets and to conduct its business as its business is now being conducted. Sellers have delivered to Purchaser complete and accurate copies of the Company's articles of incorporation and bylaws, including all amendments thereto and have made available to Purchaser its minute book and stock records. Schedule 7(b) will set forth a complete and accurate list of all officers, directors and assumed or fictitious names of the Company as of the date of this Agreement. The Company is qualified to do business and is in good standing in each state in which it transacts business. The Company does not have any subsidiaries nor any direct or indirect equity interest in any corporation, partnership, or other entity, except for the Company's interest in San Diego Special Events Sales, LLC and Metro Autoplex, Inc. The Company is a "small business corporation" and has maintained a valid election to be an "S" corporation under Subchapter S of the Internal Revenue Code of 1986, as amended.

               c. CAPITALIZATION. The authorized capital stock of the Company consists of 10,000 shares of common stock, having no par value. On the date hereof, Randt owns beneficially and of record 9,000 shares of common stock of the Company and Blomquist owns beneficially and of record 1,000 shares of common stock of the Company, which collectively comprise the Shares. The Shares (i) constitute all of the issued and outstanding shares of capital stock of the Company, (ii) have been validly authorized and issued, (iii) are fully paid and nonassessable, (iv) have not been issued in violation of any preemptive rights or of any federal or state securities laws, and (v) are not subject to any agreement that relates to the voting or control of any of the Shares. There are and will be on the Closing Date no outstanding subscriptions, options, rights, warrants, convertible securities, or any other agreements or commitments obligating the Company to issue, deliver, or sell any additional shares of its capital stock of any class or any other securities of any kind. There are no bonds, debentures, notes, or other indebtedness or securities of the Company having the right to vote on any matters on which the shareholders of the Company may vote. There are no outstanding rights, agreements, or arrangements of any kind obligating the Company to repurchase, redeem, or otherwise acquire any shares of capital stock or other voting securities of the Company.

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               d.   NO CONFLICTS.  Neither the execution and delivery of this
                    Agreement nor the fulfillment of or compliance with the terms and provisions hereof will violate, conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default or an event which, with notice or lapse of time or both, would constitute a default under,
                    (i) the articles of incorporation or bylaws of the Company,
                    (ii) any contract, agreement, mortgage, deed of trust, or other instrument or obligation to which the Sellers or the Company is a party or by which any of them is bound, except for agreements between the Company and Toyota, which require the consent of Toyota; the Dealership Lease, which may require the consent of the landlord; the Dealership Sublease, which may require the consent of the sublandlord; the Used Car Lot Lease, which may require the consent of the landlord; the Used Car Lot Sublease, which may require the consent of the sublandlord; and the Capital Loan, which may require the consent of Toyota Motor Credit Corporation;
                    (iii) violate any provision of any applicable law or regulation or of any order, decree, writ or injunction of any court or governmental body, or (iv) result in the creation or imposition of any lien, charge, restriction, security interest or encumbrance of any kind whatsoever on any property or asset of the Company or on the Shares.

               e.   CONSENTS.   No consent or approval by, or any notification
                    of or filing with, any governmental entity or agency or any other person or entity is required in connection with the execution, delivery or performance of this Agreement by Sellers or the Company, other than consent from (i) the California Department of Motor Vehicles, (ii) Toyota, or
                    (iii) the FTC and the Justice Department under the Hart-Scott-Rodino Act.

               f.   REAL PROPERTY.   Schedule 7(f) will set forth a complete and
                    accurate (i) legal description of all real property owned by the Company, and (ii) description of each lease or sublease of real property under which the Company holds a leasehold interest. Each of the leases and subleases are in full force and effect and constitutes a legal, valid and binding obligation of the parties thereto. The Company has performed the covenants required to be performed by it under each of the leases and subleases to which it is a party and is not in default under any of the leases or subleases to which it is a party. The zoning of each tract of real property owned, leased or otherwise utilized by the Company permits the presently existing improvements and the continuation of the business presently being conducted on such real property. To the best of each Seller's and the Company's knowledge, neither Sellers nor the Company

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                    is aware of any pending or proposed changes to such zoning or of any pending or proposed condemnation action, affecting any real property owned, leased or otherwise utilized by the Company.

               g.   TANGIBLE PERSONAL PROPERTY.   Schedule 7(g) will set forth a
                    complete and accurate description of (i) all equipment, furniture, fixtures, and other tangible personal property (other than inventory) owned by the Company, and (ii) each lease of personal property under which the Company holds a leasehold interest. Each of the leases is in full force and effect and constitutes a legal, valid, and binding obligation of the parties thereto. The Company has performed the covenants required to be performed by it under each of the leases to which it is a party and is not in default under any of the leases to which it is a party. To the best of each Seller's and the Company's knowledge, the Tangible Personal Property (hereinafter defined) is in good repair and operating condition, has been regularly and properly maintained and fully serviced, and is suitable for the purposes for which it is presently being used. All Tangible Personal Property described on Schedule 7(g) shall be at the dealerships, in good working order and condition, and free and clear of all liens and other encumbrances. On November 1, 1997, the Company will have Tangible Personal Property with a value, determined in accordance with subparagraph 12(d)(iv),of at least $350,000. As used in this Agreement, the term "Tangible Personal Property" shall mean all tangible personal property owned by the Company on November 1, 1997.

               h. INVENTORIES. Schedule 7(h) will set forth a complete and accurate description of the New Vehicle Inventory (hereinafter defined), Remarketed Vehicle Inventory (hereinafter defined), Used Vehicle Inventory (hereinafter defined), and Parts and Accessories Inventory (hereinafter defined). As used in this Agreement, the term "New Vehicle Inventory" shall mean all new vehicles and demonstrators owned by the Company on November 1, 1997; the term "Remarketed Vehicle Inventory" shall mean program cars purchased through auction that are eligible for Toyota Motor Credit Corporation's special floor planning; the term "Used Vehicle Inventory" shall mean all used vehicles owned by the Company on November 1, 1997; and the term "Parts and Accessories Inventory" shall mean all parts and accessories purchased from Toyota and other reputable and reliable suppliers, including tires, gas, oil, grease, body shop materials and other inventories, and owned by the Company on November 1, 1997. To the

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                    best of each Seller's and the Company's knowledge, each
                    inventory of the Company consists of goods of a quality and in quantities that are saleable in the ordinary course of the Company's business with normal mark-up at prevailing market prices. To the best of each Seller's and the Company's knowledge, all Toyota parts and accessories in the inventory of the Company are returnable for full credit and undamaged parts and accessories that are listed for sale in the current dealer parts and accessories price schedule for Toyota, except as set forth on Schedule 7(h). In order for the Company to conduct business reasonably consistent with past and current practices, on November 1, 1997, the Company will have the following:

                    (i) a Used Vehicle Inventory with a value, determined in accordance with subparagraph 12(d)(ii), of at least $1,200,000;

                    (ii) a Parts and Accessories Inventory with a value,
                         determined in accordance with subparagraph 12(d)(iii), at least $325,000; and

                   (iii) a New Vehicle Inventory that has a value,
                         determined in accordance with subparagraph 12(d)(i), equal to the outstanding balance of the floor plan indebtedness to Toyota Motor Credit Corporation for the purchase of the New Vehicle Inventory; and

                    (iv) a Remarketed Vehicle Inventory with a value, determined in accordance with subparagraph 12(d)(v), equal to the outstanding balance of the floor plan indebtedness to Toyota Motor Credit Corporation for the purchase of the Remarketed Vehicle Inventory.

                    The New Vehicle Inventory, the Remarketed Vehicle Inventory, the Used Vehicle Inventory, and the Parts and Accessories Inventory shall be free and clear of all liens and other encumbrances, except the security interest held by Toyota Motor Corporation to secure the (a) floor plan indebtedness for the New Vehicle Inventory and the Remarketed Vehicle Inventory (collectively, the "Floor Plan"), and (b) the Capital Loan.

               i. LICENSES AND PERMITS. Schedule 7(i) will set forth a complete and accurate description of all permits, licenses, franchises, certificates, and similar items and rights, owned or held by the Company (hereinafter collectively referred to as the "Licenses and Permits"). The Licenses and Permits (i) are adequate for the operation of the Company's business, (ii)

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                    are valid and in full force and effect, except as set forth on Schedule 7(i), and (iii) will be transferred to the Purchaser at the Closing, unless such transfer is prohibited by law or by the terms of the item or right to be transferred. No additional permit, license, franchise, certificate, or similar item or right is required by the Company for the operation of its business.

               j. INTELLECTUAL PROPERTY. Schedule 7(j) will set forth a complete and accurate description of all intellectual property presently in use by the Company, which intellectual property includes (without limitation) software patents, trademarks, tradenames, service marks, copyrights, trade secrets, customer lists, inventions, formulas, methods, processes, advertising materials, Internet sites, and any other proprietary information or property. There are no outstanding licenses or consents to third parties granting the right to use any intellectual property owned by the Company. To the best of each Seller's and the Company's knowledge, no intellectual property used by the Company infringes on any rights owned or held by any other person or entity, and no person is infringing on the rights of the Company in any intellectual property used by the Company. Any royalties or fees payable by the Company to any third party by reason of the use of any intellectual property by the Company is set forth on Schedule 7(j). No additional intellectual property is required by the Company for the operation of its business.

               k. TITLE TO PROPERTIES AND ENCUMBRANCES. The Company has good and marketable title to (or, in the case of leased property, valid and subsisting leasehold interests in) all of its properties and assets, including (without limitation) the properties and assets that will be listed on Schedules 7(f), 7(g), 7(h), 7(i) and 7(j). The properties and assets of the Company are subject to no liens, deeds of trust, mortgages, encumbrances, conditional sales agreements, security interests, claims, or restrictions of any kind or character, except for (i) the encumbrances that will be listed on
                    Schedule 7(k), and (ii) liens for current taxes not yet due and payable.


               l.   FINANCIAL STATEMENTS.   The Company has delivered to the
                    Purchaser copies of a balance sheet for the Company dated September 30, 1997 (the "Balance Sheet Date"), and statements of income and retained earnings for the periods ending December 31, 1996 and September 30, 1997 (hereinafter collectively referred to as the "Financial Statements").

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                    The Financial Statements were prepared by Karen Buley,
                    Controller of the Company, and are unaudited. The Financial Statements fairly present the financial condition of the Company at the dates mentioned and the results of its operations for the periods specified, except as set forth on
                    Schedule 7(l), and were prepared in accordance with its normal and customary accounting procedures. The balance sheet in the Financial Statements discloses all of the debts, liabilities, and obligations of any nature (whether absolute, accrued, contingent, or otherwise, and whether due or to become due) of the Company as of the Balance Sheet Date and includes appropriate reserves for all taxes and other liabilities accrued or due at such dates but not yet paid. Schedule 7(l) will set forth all (i) inter-Dealership transactions, and (ii) related party transactions between any one or more of the Dealerships, Randt, Blomquist, the Company, and any of their affiliates.

               m. INDEBTEDNESS FOR BORROWED MONEY AND GUARANTIES. Schedule 7(m) will set forth a complete and accurate description of the Company's indebtedness for borrowed money. Sellers will deliver to the Purchaser complete and accurate copies of all instruments evidencing or relating to the Company's indebtedness for borrowed money. To the best of each Seller's and the Company's knowledge, the Company is not in default or violation of any provision of any agreement evidencing or relating to its indebtedness for borrowed money. Schedule 7(m) will also set forth a complete and accurate list of (i) all guaranties by the Company of any obligation or liability of any person or entity, including (without limitation) any guaranties of installment sales contracts or leases, (ii) all warranties on vehicles that have been sold by the Company for the last three (3) years for which there is any contingency of liability for the Company, and (iii) all loans from the Company to any person or entity.

               n.   TAX MATTERS.   To the best of each Seller's knowledge, the
                    Company has filed or will file all federal, state, local and foreign tax returns and tax reports required to be filed by it for periods ending on or prior to the Closing Date. All such returns and reports are and will be correct and complete in all material respects. All federal, state, local, and foreign income, profits, franchise, property, excise, sales, use, occupation, payroll, employment, and other taxes and assessments for periods ending on or prior to the Closing Date that are or will be due and payable by either Seller, the Company, or by either Seller on behalf of the Company have been or will be properly computed, duly reported, fully paid, and discharged. Neither Seller is aware of any unpaid taxes that require payment by the Company, except for current taxes not yet due and payable. To the best of each Seller's and the Company's knowledge, (i) all current taxes not yet due and payable by the Company have been properly accrued and are accurately reflected in the Company's balance sheet in the Financial Statements, (ii) the Company has not been delinquent in the payment of any tax, assessment, or governmental charge, (iii) no issues have been raised in writing with the Company by the Internal Revenue Service or any other taxing authority in connection with any tax return or tax report filed by the Company, and (iv) the Company has not executed any waiver of the statute of limitations on the assessment or collection of any tax.
                    Each Seller agrees to indemnify and hold harmless the Purchaser with respect to any income or other tax liabilities, penalties and interest which arise from the operation of the Company prior to Closing or arise as a result of the transactions contemplated by this Agreement.

               o.   TRANSACTIONS SINCE THE BALANCE SHEET DATE.   Since the
                    Balance Sheet Date, (i) the Company has not incurred any debts, liabilities, or obligations, except current liabilities in the ordinary course of business; discharged or satisfied any liens or encumbrances, or paid any debts, liabilities, or obligations, except in the ordinary course of business; mortgaged, pledged, or otherwise subjected to any lien or other encumbrance any of its properties or assets; canceled any debt or claim; sold or transferred any properties or assets, except sales from inventory in the ordinary course of business; nor entered into any transaction other than in the ordinary course of business;
                    (ii) there has not been any material adverse change in the business, operations, properties, assets, revenues, earnings, liabilities, or condition (financial or otherwise) of the Company; (iii) there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of, or any direct or indirect redemption, purchase or other acquisition of, any of the capital stock of the Company, except for distribution of fifty percent (50%) of the Company's profits for September and October, 1997; (iv) the Company has not issued or sold or contracted to issue or sell any stock, securities or options, of any nature whatsoever; (v) the Company has not increased the compensation, commissions, bonuses, or other remuneration payable to any officer, director, employee, or to any other person or entity, whether now or hereafter payable, including any increase pursuant to any pension, profit-sharing or other plan or commitment, (vi) there has not been any damage, destruction or loss (whether or not covered by insurance) affecting any asset or property of the Company; (vii) the Company has not made any capital expenditure or commitment, individually or in the aggregate, in excess of $10,000.00, except for the execution of a purchase order on a $40,400 smog and emission testing machine that is required by the State of California to do smog checks; (viii) the Company has not made any loan or advance to any person or entity (other than salary advances to employees that were less than $500 per occurrence and less than $2,000 in the aggregate to any employee) or guaranteed any obligation or liability of any person or entity, including (without limitation) any guaranties of any installment sales contracts or leases, other than as will be set forth on
                    Schedule 7(m); (ix) the Company has not given any indemnifications to any person or entity; (x) the Company has not acquired any properties or assets other than in the ordinary course of business; (xi) the Company has not made any change in its method of accounting or accounting practices, including (without limitation) any change in depreciation or amortization policies or rates;
                    (xii) the Company has not granted any waiver or release of any claim or right held by it; (xiii) the Company has not amended or terminated any material contract, agreement, or license to which it is a party; (xiv) the Company has not made any material write-down of the value of any asset of the Company or any material write-off as uncollectible of any account receivable or note receivable; (xv) the Company has not changed its past practices in the acquisition or sale of its new vehicle, used vehicle, or parts and accessories inventories; and
                    (xvi) the Company has not agreed, in writing or otherwise, to do or permit any of the foregoing;

               p. LITIGATION. Schedule 7(p) will set forth a complete and accurate description of all actions, suits, claims, investigations or legal, administrative or arbitration proceedings, pending or threatened, whether at law or in equity, involving the Company or any of its properties, assets, or business, and all judgments, orders, decrees, writs or injunctions of any court or governmental department, commission, agency, instrumentality or arbitrator applicable to either Seller or to the Company. Neither of the Sellers nor the Company is aware of any facts that might result in any other action, suit, claim, investigation, or legal, administrative or arbitration proceeding.

               q.   COMPLIANCE WITH LAWS.

                     (i) To the best of each Seller's and the Company's
                         knowledge, the

                         Company has complied and is in compliance in all material respects with all federal, state, local and foreign laws, ordinances, rules, codes, regulations, and orders (including those related to environmental protection and occupational safety and health) applicable to the Company.

                    (ii) To the best of each Seller's and the Company's
                         knowledge, there are no past or present events, conditions, circumstances, activities, practices, incidents, plans or actions, based on or resulting from the conduct of the business of the Company, including the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release, or threatened release into the environment, of any pollutant, contaminant, chemical, or industrial toxic or hazardous material, substance or waste, which violates any laws and the regulations promulgated thereunder currently in effect relating to pollution or protection of the environment (the "Environmental Laws"), including (without limitation) the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), or any plan, order, decree, judgment, injunction, notice or demand letter from a governmental department, commission, agency or instrumentality applicable to the Company, or which could give rise to any common law or other legal liability. To the best of each Seller's and the Company's knowledge, all real property currently or formerly owned, leased or otherwise utilized by the Company contains no spill, deposit, or discharge of any hazardous substance (as that term is currently defined under CERCLA or any applicable state law), for which the Company could be liable.

                   (iii) Schedule 7(q) will set forth a complete and
                         accurate description of (x) each underground storage tank of any kind or nature of which the Sellers or the Company has any knowledge that is located or that was located on any real property currently or formerly owned, leased or otherwise utilized by the Company, (y) a complete history of each underground storage tank, including the dates and types of all tests, and (z) all land and leasehold interests formerly owned, leased or otherwise utilized by the Company.

                    (iv) The Company will deliver to Purchaser copies of all
                         existing environmental site audits in the possession of either Seller or the Company that cover any real property currently or formerly owned, leased, or otherwise utilized by the Company.

               r.   CONTRACTS AND AGREEMENTS.   Schedule 7(r) will set forth a
                    complete and accurate description of all material written or oral contracts and agreements to which the Company is a party or by which it or any of its property is bound. All such contracts and agreements are in full force and effect and are binding upon the parties thereto, and none of the parties thereto are in breach of any of the provisions thereof. Schedule 7(r) will list any contracts or agreements which have a material adverse affect or are likely to have a material adverse affect on the business, operations, properties, assets, revenues, earnings, liabilities, or condition (financial or otherwise) of the Company. Schedule 7(r) will also set forth a complete and accurate list of all the Company's contracts in transit.

               s.   EMPLOYEE BENEFIT PLANS.   Schedule 7(s) will set forth a
                    complete and accurate description of all pension, retirement, savings, deferred compensation, profit sharing, stock option, bonus, incentive, severance, retirement, health, insurance and other employee benefit plans that are
                    binding upon the Company.   The Company has complied with
                    the provisions of and has performed the obligations required of it under such plans. To the best of each Seller's and the Company's knowledge, there have been no material defaults, breaches, or omissions by the Company or any fiduciary under any of such plans. The Company has not accrued any liability of any kind under any employee benefit plan other than as set forth in the Financial Statements.

               t.   INSURANCE.   Schedule 7(t) will set forth a complete and
                    accurate description of all insurance, including (without limitation) property damage, general liability, earthquake, flood and worker's compensation, maintained by the Company and will summarize the substantive terms of each of the insurance policies, including (without limitation) whether the insurance policies are "claims made" or "occurrence"
                    policies.    The Company is carrying insurance that is
                    reasonable in light of the risks attendant to the business and activities in which the Company is engaged. All of the insurance is in full force and effect and will not be affected by, or terminated or lapse by reason of, the transactions contemplated by this Agreement. The Sellers will cause the Company to keep such insurance in full force and effect until the Closing Date.

               u.   PERSONNEL.   Schedule 7(u) will set forth a complete and
                    accurate list of

                    (i) all current employees of the Company and all independent contractors regularly performing services on behalf of the Company, (ii) their respective rates of compensation, including any salary, bonus or other payment arrangement made with any of them, and (iii) any accrued vacation of any employees of the Company. The Company does not have any employment agreements or employment contracts between the Company and any person or entity. The Company has furnished to Purchaser complete and accurate copies of the pay plans for all employees of the Company. No employee of the Company is represented by any union or collective bargaining agent. The Company is not a party to or bound by any collective bargaining agreement, nor has the Company experienced any strikes, grievances, claims of unfair labor practices, or
                    other collective bargaining disputes.   The Company has
                    not, to either Seller's knowledge, committed any unfair labor practice. Neither Seller has any knowledge of any organizational effort being made or threatened by or on behalf of any labor union with respect to employees of the Company within the past five (5) years. To the best of each Seller's and the Company's knowledge, the Company has (i) paid or has made provision for the payment of all compensation due any person or entity, (ii) complied in all material respects with all applicable laws, rules, and regulations relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes, and
                    (iii) withheld and paid to the appropriate governmental authority, or is holding for payment not yet due to such authority, all amounts required by law or agreement to be withheld from the compensation of its employees.

               v.   ACCOUNTS RECEIVABLE.   Schedule 7(v) will set forth a
                    complete and accurate list of all accounts receivable and notes receivable of the Company and an aging analysis of the accounts receivable. To the best of each Seller's and the Company's knowledge, all accounts receivable and notes receivable of the Company are valid and enforceable claims, arose in the ordinary course of business, require no further performance by the Company, and are collectible without resort to litigation. To the best of each Seller's and the Company's knowledge, no material objection, claim, or offset has been made regarding any of the accounts receivable or notes receivable. Except as will be set forth on Schedule 7(v), all of the accounts receivable and notes receivable are current. There are and at Closing there will be no payables or receivables due or owing between either Seller and the Company, except for the prior month's salary or bonus, if any, owed by the Company to Randt or

                    Blomquist.

               w.   BROKERS.   Neither Seller nor the Company has employed,
                    directly or indirectly, any broker or finder, or incurred any liability for any brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for either Seller or the Company in connection with this Agreement or the transactions contemplated by this Agreement.

               x.   DELIVERY OF DOCUMENTS.   Complete and accurate copies of all
                    written instruments listed or described on the exhibits attached hereto or that will be attached hereto have been or will be furnished to Purchaser. The Company will make available to Purchaser, to the extent requested by Purchaser, all books, records, and facilities of the Company.

               y.   BANK ACCOUNTS AND POWERS OF ATTORNEY.   Schedule 7(y) will
                    set forth a complete and accurate list of (i) the names and addresses of all persons holding a power of attorney on behalf of the Company, and (ii) the account numbers and names of all banks or other financial institutions in which the Company currently has an account, deposit, or safe deposit box, with the names of all persons authorized to draw on the accounts or deposits or to have access to the boxes.

               z.   DISCLOSURE.

                    (i) To the best of each Seller's and the Company's knowledge, there have been no events, transactions or information relating to the Company which, singly or in the aggregate could reasonably be expected to have a material adverse affect on the business, operations, properties, assets, revenues, earnings, liabilities, or condition (financial or otherwise) of the Company. No representation or warranty by either Seller or the Company in this Agreement or in any of the exhibits attached hereto, or other statement in any other writing furnished or to be furnished to Purchaser by or on behalf of either Seller or the Company in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein not misleading.

                    (ii) Neither Seller knows of any reason why the Company
                         cannot
                         continue its business in the same manner following the execution of this Agreement and the Closing as it has been operated prior thereto, except to the extent that Purchaser causes the business of the Company to change following the Closing, or for the possible expiration of the Dealership Sublease on April 19, 1998. Neither Seller has any reason to believe that at any time in the foreseeable future the business of the Company shall be materially adversely affected by any event, except to the extent that the Purchaser causes the business of the Company to change following the Closing, or for the possible expiration of the Dealership Sublease on April 19, 1998.

          8. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants to each Seller, effective as of the date of this Agreement and again at Closing, each of the following:

               a.   INCORPORATION.   Purchaser is duly incorporated, is validly
                    existing, and is in good standing under the laws of the State of Delaware. Purchaser shall deliver to Sellers a certificate of good standing from the Delaware Secretary of State.

               b.   AUTHORITY AND BINDING AGREEMENT.   Purchaser has the
                    corporate power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement is a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity.

               c.   NO CONFLICTS.   Neither the execution and delivery of this
                    Agreement nor the consummation of the transactions contemplated by this Agreement will result in any breach or violation of or default under any agreement or other instrument to which Purchaser is a party or by which it is bound.

               d.   BROKERS.   The Purchaser has not employed, directly or
                    indirectly, any broker or finder, or incurred any liability for any brokerage fees, commissions or finders' fees, and no broker or finder has acted directly or indirectly for the Purchaser in connection with this Agreement or the transactions contemplated by this Agreement.

          9. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made by the parties in this Agreement or in any certificate, schedule, statement, document or instrument furnished in connection with this Agreement shall survive the Closing. Notwithstanding any investigation, examination or audit conducted before or after the Closing or the decision of any party to consummate the transactions contemplated by this Agreement, each party shall be entitled to rely upon the representations and warranties set forth in this Agreement.

          10. SELLERS' OBLIGATIONS PRIOR TO CLOSING. Each Seller agrees to do the following prior to Closing:

               a.   NOTICES AND CONSENTS.   Each Seller shall use his best
                    efforts to obtain any required approvals or consents to this Agreement and to the transactions contemplated by this Agreement from any person or entity from which such approval or consent is required, including (without limitation) consent or approval from (i) Toyota, (ii) the FTC and the Justice Department under the Hart-Scott-Rodino Act and all regulations promulgated thereunder, and (iii) the California Department of Motor Vehicles.

               b. CONDUCT OF BUSINESS BY THE COMPANY PRIOR TO THE CLOSING DATE. Each Seller shall cause the Company to conduct its operations according to the ordinary and usual course of business reasonably consistent with past and current practices, to maintain and preserve its business organization, assets and properties, and vendor and supplier relationships, and to retain the services of its officers, employees, agents, and independent contractors, and shall not allow the Company to engage in any practice, take any action, or enter into any transaction outside of the
                    ordinary course of business.   Without limiting the
                    generality of the foregoing, each Seller shall prohibit the Company, without the prior written consent of Purchaser, from directly or indirectly taking any of the actions described in subparagraph 7(o).

               c. FULL ACCESS. Each Seller shall cause the Company to permit Purchaser and representatives of the Purchaser to have full access to and to examine, at all reasonable times and places, and in a manner so as not to interfere with the normal business operations of the Company; the books, records, properties, assets and operations of the Company. Such examination shall include access to the officers, directors, employees, agents and representatives of the Company. Each Seller shall cause the Company to furnish to Purchaser and representatives of Purchaser with such financial, operating and other data and information, and copies of documents with respect to the Company, as Purchaser shall from time to time request. Such access and information shall not in any way affect or diminish any of the representations or warranties made in this Agreement.

               d. AUDIT. Each Seller shall cause the Company to permit an audit (the "Audit") to be conducted under generally accepted auditing standards, of the books, records, and financial statements of the Company for 1996, 1997, and any additional period requested by the Purchaser or required by applicable law, and shall cause Audited Financial Statements (hereinafter defined) to be prepared in accordance with generally accepted accounting principles, which shall include reserves for any extended warranties, charge-backs, inventory write downs, repossessions, contracts in transit, and any other appropriate reserves and accruals. As used in this Agreement, "Audited Financial Statements" shall mean an audited (i) balance sheet dated September 30, 1997, for the Company, and (ii) income statement for the nine (9) month period ending September 30, 1997, for the Company. The Audit will be conducted by Purchaser's accountants, Price Waterhouse, LLP. Each Seller agrees to cause the full cooperation of the officers, directors, employees, agents and representatives of the Company in the Audit as requested by Purchaser. The start date of the Audit is anticipated to be October 13, 1997. In addition, as near as possible to the Closing Date, Price Waterhouse shall review the books and records of the Company for the period after September 30, 1997, and prepare a letter setting forth the unaudited adjustments that should be made to the Net Worth (the "Net Worth Adjustments").

               e. NOTICE OF ADVERSE CHANGES. Each Seller shall give prompt written notice to Purchaser of any material adverse change in the business, operations, properties, assets, revenues, earnings, liabilities, or condition (financial or otherwise) of the Company.

               f.   STANDSTILL.   From the date hereof to the earlier of the
                    Closing Date or the date this Agreement expires or terminates, neither Seller shall, directly or indirectly, through any officer, director, employee, or otherwise, (i) solicit or initiate the submission of any proposal or offer from any person or entity (including any officers or employees of the Company) relating to any liquidation, dissolution, recapitalization, merger, consolidation, acquisition, or purchase of all or a material portion of the assets and properties of the Company, or the acquisition or purchase of any equity interest in the Company, or (ii) participate in any negotiations regarding, or furnish to any other person or entity any information with respect to, or otherwise cooperate in any manner with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person or entity to do or seek any of the foregoing.

               g.   FURTHER ASSURANCES.   Each Seller shall from time to time,
                    upon the request of Purchaser, execute and deliver to Purchaser such further instruments and take such other action as Purchaser may reasonably request, in order to consummate the transactions contemplated by this Agreement as expeditiously as possible and to place Purchaser in possession and control of, the Shares and the assets and properties of the Company, or to enable Purchaser to exercise and enjoy all rights and benefits with respect thereto.

               h. INSURANCE AND RISK OF LOSS. Until the Closing, each Seller shall cause the Company to maintain the insurance the Company is carrying in connection with the operation of the Dealership, including (without limitation) property damage insurance, general liability insurance, worker's compensation, and group health insurance. The Sellers and the Company shall have the risk of loss for damage by fire or other casualty to the assets and properties of the Company before Closing. In the event of any material loss or damage to the assets and properties of the Company prior to Closing, Purchaser shall have the option to terminate this Agreement.

               i. ENVIRONMENTAL SITE AUDITS. On or before October 31, 1997, the Company shall obtain a Phase I environmental site audit on all real property owned, leased, or otherwise utilized by the Company in order to determine whether there exists any environmental condition which could reasonably be expected to result in any liability, cost, or expense to the owner, occupier, or operator of such real property arising under any Environmental Laws.

               j. CONSENT OF SUBLANDLORDS AND LANDLORDS. The Sellers shall furnish the Purchaser with any required consent from (i) the landlord of the Dealership Lease, (ii) the sublandlord of the Dealership Sublease, (ii) the landlord of the Used Car Lot Lease, and (iv) the sublandlord of the Used Car Lot Sublease.

               k.   INVESTMENT LETTER.   Blomquist agrees to execute and deliver
                    an Investment Letter (the "Investment Letter") in the form of Exhibit "G" hereto.

               l.   CONDOMINIUM FURNITURE.   Randt shall pay off the balance, if
                    any, of any indebtedness owed on the furniture that was located in his condominium on Thomas Street, San Diego, California and described on Schedule 7(g), and such furniture shall be the property of Randt.

          11.  PURCHASER'S OBLIGATIONS PRIOR TO CLOSING.    Purchaser agrees to
do the following prior to Closing:

               a. DUE DILIGENCE. On or before December 1, 1997, Purchaser shall conduct and complete all investigations, reviews and inspections of the business, operations, properties, assets, revenues, earnings, liabilities, and condition (financial or otherwise) of the Company which Purchaser and Purchaser's representatives deem necessary or desirable to make an informed and reasonable decision to complete the transactions contemplated by this Agreement; provided, however, that after December 1, 1997, until the transactions contemplated by this Agreement close or this Agreement expires or terminates, Purchaser may conduct such additional investigations, reviews and inspections of the business, operations, properties, assets, revenues, earnings, liabilities, and condition (financial or otherwise) of the Company as Purchaser and Purchaser's representatives deem necessary or desirable to determine whether a material adverse change has occurred since December 1, 1997 as a result of any act by either Seller.

               b. FURTHER ASSURANCES. Purchaser shall from time to time, upon the request of the Sellers, execute and deliver to Sellers such further instruments and take such further action as the Sellers may reasonably request, in order to consummate the transactions contemplated by this Agreement as expeditiously as possible.

               c.   PURCHASER'S NON-DISCLOSURE OF CONFIDENTIAL INFORMATION
                    REGARDING THE COMPANY.   Purchaser acknowledges that it may
                    possibly have access to certain confidential information of the Company, including (without limitation) lists of accounts, operational policies, and pricing and costs policies (the "Confidential Information"). The Purchaser agrees that it will not disclose such Confidential Information to any person or entity for any purpose or reason whatsoever, except to authorized representatives of the Purchaser, or as required by law, unless such Confidential Information becomes known to the public generally through no fault of the Purchaser. In the event of a breach or threatened breach by Purchaser of the provisions of this subparagraph, the Sellers shall be entitled to an injunction restraining the Purchaser from disclosing, in whole or in part, such Confidential Information. Nothing herein shall be construed as prohibiting the Sellers from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

          12.  SELLERS' AND PURCHASER'S OBLIGATIONS PRIOR TO CLOSING.

               a.   ASSISTANCE.    Each Seller and Purchaser agree to use their
                    best efforts to create a workable, smooth and orderly transition of Purchaser's acquisition of the Company.

               b.   HART-SCOTT-RODINO NOTIFICATION.   Within a reasonable time
                    after the execution and delivery of this Agreement, the parties shall, if and to the extent required by law, file all reports or other documents required or requested by the FTC or the Justice Department under the Hart-Scott-Rodino Act, and all regulations promulgated thereunder, concerning the transactions contemplated by this Agreement, and comply promptly with any request by the FTC or the Justice Department for additional information concerning such transactions, so that the waiting period specified in the Hart-Scott-Rodino Act will expire as soon as reasonably possible after the execution and delivery of this Agreement. The parties agree to furnish to one another such information concerning the Purchaser, the Sellers, and the Company as the parties need to perform their obligations hereunder.
                    The Purchaser agrees to pay all filing fees and costs due governmental agencies with regard to the notification under and compliance with the Hart-Scott-Rodino Act and all regulations promulgated thereunder.

               c. REGISTRATION RIGHTS AGREEMENT. Blomquist and Purchaser agree to execute and deliver a Registration Rights Agreement (the "Registration Rights Agreement") in the form of Exhibit "E" hereto covering the Restricted Stock that will be acquired by Blomquist at Closing.

               d. PHYSICAL INVENTORIES. On or before October 31, 1997, Purchaser and

                    Sellers shall conduct a physical inventory of the New Vehicle Inventory, the Remarketed Vehicle Inventory, the Used Vehicle Inventory, the Parts and Accessories Inventory, and the Tangible Personal Property. The physical inventories shall be collectively referred to in this Agreement as the "Physical Inventories." The value of the New Vehicle Inventory, the Remarketed Vehicle Inventory, the Used Vehicle Inventory, the Parts and Accessories Inventory, and the Tangible Personal Property shall be determined as follows:

                    (i) Purchaser and Sellers shall calculate the value of the New Vehicle Inventory. The value of each new vehicle shall be the cash sum equal to the factory invoice price (excluding any Company internal profit) to the Company, less any factory holdback rebate, any other factory rebate or incentive which the Company may have received, or to which the Company is or may become entitled to receive, advertising credits and interest credits, plus performed PDI (for which the Company has not been reimbursed by Toyota) at the Company's cost (excluding any internal profit, unless Toyota will reimburse the Company for the profit) options added at the Company's cost (excluding any internal profit), and any freight and handling charges. Purchaser and Sellers shall agree to the value of any demonstrators. It is understood and agreed that performed PDI will not be added to the value of any new vehicle unless Toyota has agreed that it will reimburse the Company for such PDI. The value of any new vehicle shall be decreased by an amount equal to the Company's cost (excluding any internal profit) of repair for any physically damaged vehicle. Sellers agree that all factory rebates and other credits on any new vehicles shall be retained by the Company. The value of any new vehicle should be reduced by the following percentages based on the number of days since invoice date:

                              0-30 days       0%
                              31-60 days      5%
                              61-90 days     10%

                         Any reduction determined pursuant to this formula shall be added back to the Net Worth as of the October 31, 1997 to determine the Net Worth of the Company for the final acquisition price. Any other deduction as it relates to inventory for LCM or obsolescence shall be considered a deduction for Net Worth computational purposes.

                    (ii) Purchaser and Sellers shall agree to the value of the
                         Used Vehicle Inventory. If Purchaser and Sellers fail to agree on the value of any used vehicle, Sellers shall purchase the used vehicle at its net book value as reflected in the books and records of the Company and such used vehicle shall be removed from the Used Vehicle Inventory. Purchaser agrees to allow Sellers to store any used vehicles purchased by Sellers from the Used Vehicle Inventory at 7777 Convoy Court, San Diego, California, for a period of sixty (60) days in order to allow Sellers time to sell the used vehicles.

                   (iii) Purchaser and Sellers shall calculate the value of
                         the Parts and Accessories Inventory. The value of the Toyota parts and accessories shall be the cost of the parts and accessories set forth in the Toyota price schedule in effect on the date of the inventory. Purchaser and Sellers shall agree to the value of any
                         non-Toyota parts and accessories.   The Sellers agree
                         that all rebates and credits on any parts or accessories earned on or after November 1, 1997, shall be retained by the Company.

                    (iv) Purchaser and Sellers shall agree to the value of the
                         Tangible Personal Property.

                     (v) Purchaser and Sellers shall agree to the value of the
                         Remarketed Vehicle Inventory. If Purchaser and Sellers fail to agree on the value of any remarketed vehicle, Sellers shall purchase the remarketed vehicle at its net book value as reflected in books and records of the Company and such remarketed vehicle shall be removed from the Remarketed Vehicle Inventory. Purchaser agrees to allow Sellers to store any remarketed vehicle purchased by Sellers from the Remarketed Vehicle Inventory at 7777 Convoy Court, San Diego, California, for a period of sixty (60) days in order to allow Sellers time to sell the remarketed vehicles.

          13.  CONDITIONS PRECEDENT TO OBLIGATION OF PURCHASER.   The obligation
of Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction on or prior to the Closing Date of the following conditions, each of which may be waived by the Purchaser:

               a. REPRESENTATIONS, WARRANTIES AND AGREEMENTS. All representations and warranties made by the Sellers and the Company in or pursuant to this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though such representations and warranties were made on the Closing Date, except to the extent that such representations and warranties expressly relate to any earlier date. Sellers and the Company shall have performed and complied with all the covenants and agreements and satisfied all the conditions required by this Agreement to be performed, complied with or satisfied by Sellers and the Company on or prior to the Closing Date. Sellers must have delivered to the Purchaser a certificate dated as of the Closing Date certifying that this condition has been fulfilled.

               b.   NO ADVERSE CHANGE.   Purchaser shall have determined, to its
                    satisfaction, that as of the Closing Date, there has been no material adverse change in the business, operations, properties, assets, revenues, earnings, liabilities or condition (financial or otherwise) of the Company.

               c. EXHIBITS. Purchaser shall have timely received all exhibits to this Agreement.

               d.   TRANSFER OF SHARES.   The certificates representing the
                    Shares shall have been transferred and conveyed by Sellers to Purchaser in a manner and by instruments acceptable to Purchaser and its counsel, free and clear of all liens, claims, encumbrances, or restrictions of any kind. Contemporaneously with the consummation of the transfer of the Shares, Sellers shall put Purchaser in full possession and enjoyment of all properties and assets of the Company. In addition, Purchaser shall have received the complete stock ledgers, minute books and other corporate records of the Company.

               e.   ENVIRONMENTAL SITE AUDITS.   Purchaser shall have timely
                    received a Phase I environmental site audit on each tract of real property owned, leased, or otherwise utilized by the Company. If any of the environmental site audits discloses an environmental condition which could reasonably be expected to result in any liability, cost, or expense to the Purchaser arising under any Environmental Laws, then the Company shall have either (i) cured such environmental condition and received a "no further action" letter from the United States Environmental Protection Agency and the applicable state agency, or (ii) given Purchaser written notice that the Company has elected to terminate this Agreement.

               f.   THIRD PARTY APPROVALS.   This Agreement and the transactions
                    contemplated by this Agreement shall have received all required approvals and consents from all persons and entities from which such approvals or consents are required, including (without limitation) (i) Toyota, (ii) the FTC and the Justice Department under the Hart-Scott-Rodino Act and the regulations promulgated thereunder, and (iii) the California Department of Motor Vehicles. Without limiting the generality of the foregoing, Toyota must approve Purchaser as the dealer for the Dealership in San Diego, California prior to Closing.

               g.   COMPLIANCE WITH SECURITIES LAWS.   Purchaser shall have (i)
                    received the Investment Letter, (ii) received the Registration Rights Agreement, and (iii) determined that all state and federal securities laws have been fully satisfied relating to the purchase of the Shares by Purchaser.

               h. CONSENT OF SUBLANDLORDS AND LANDLORDS. The Purchaser shall have received any required consent from (i) the landlord of the Dealership Lease, (ii) the sublandlord of the Dealership Sublease, (iii) the landlord of the Used Car Lot Lease, and
                    (iv) the sublandlord of the Used Car Lot Sublease.

               i.   PHYSICAL INVENTORIES.   Purchaser shall have conducted the
                    Physical Inventories.

               j. DUE DILIGENCE. Based on such examinations and inquiries as Purchaser shall have made or shall have caused to be made in accordance with this Agreement, the business, operations, properties, assets, revenues, earnings, liabilities, and condition (financial or otherwise) shall be satisfactory to Purchaser, in Purchaser's sole judgment and discretion.

               k.   APPROVAL OF DOCUMENTATION.   The form and substance of all
                    opinions, certificates, instruments and other documents delivered to Purchaser in connection with this Agreement shall be satisfactory in all reasonable respects to Purchaser and Purchaser's counsel.

               l.   CORPORATE DIRECTORS AND OFFICERS.   The composition of the
                    directors and officers of the Company shall be as requested by Purchaser, effective as of the Closing Date.

               m.   OPINIONS OF COUNSEL.   Each Seller shall have delivered to
                    Purchaser an opinion of counsel reasonably satisfactory to Purchaser, dated as of the Closing Date, that contains such opinions that are reasonably requested by Purchaser, including (without limitation) an opinion that the Shares were issued and will be transferred to Purchaser, in compliance with all state and federal securities laws. The Company shall have delivered to Purchaser an opinion of counsel reasonably satisfactory to Purchaser, dated as of the Closing Date, that contains such opinions that are reasonably requested by Purchaser.

               n.   HART-SCOTT-RODINO WAITING PERIOD.   The applicable waiting
                    period under the Hart-Scott-Rodino Act, and the regulations promulgated thereunder, shall have expired.

               o. AUDIT. Price Waterhouse shall have timely performed the Audit and the review of the period after September 30, 1997, prepared the Audited Financial Statements, and delivered a copy of the Audited Financial Statements and the Net Worth Adjustments to Purchaser.

               p.   ADDITIONAL INFORMATION.   Each Seller and the Company shall
                    have furnished to Purchaser and Purchaser's counsel such additional information, certificates, and other documents as Purchaser shall have reasonably requested.

               q.   NET WORTH AND VALUE OF INVENTORIES.  On October 31, 1997,
                    (i) the Net Worth shall be at least $825,000, (ii) the value of the Used Vehicle Inventory shall be at least $1,200,000,
                    (iii) the value of the Parts and Accessories Inventory shall be at least $325,000, (iv) the value of the Tangible Personal Property shall be at least $350,000, (v) the value of the New Vehicle Inventory shall be equal to the floor plan indebtedness to Toyota Motor Credit Corporation for the purchase of the New Vehicle Inventory, and (vi) the value of the Remarketed Vehicle Inventory shall be equal to the floor plan indebtedness to Toyota Motor Credit Corporation for the purchase of Remarketed Vehicle Inventory.

               r. CAPITAL LOAN. On the Closing Date, the outstanding balance (principal and accrued interest) on the Capital Loan shall not exceed $700,000.

          14.  CONDITIONS PRECEDENT TO OBLIGATION OF SELLERS.   The obligation
of each Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction on or prior to the Closing Date of the following conditions, each of which may be waived by the

Seller:

               a.   REPRESENTATIONS, WARRANTIES AND AGREEMENTS.   All
                    representations and warranties made by the Purchaser in or pursuant to this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though such representations and warranties were made on the Closing Date, except to the extent that such representations and warranties expressly relate to an earlier date, and Purchaser shall have performed and complied with all of the covenants and agreements and satisfied all the conditions required by this Agreement to be performed, complied with or satisfied by Purchaser on or prior to the Closing Date. The Purchaser must have delivered to the Sellers a certificate dated as of the Closing Date certifying that this condition has been fulfilled.

               b.   DELIVERY OF PURCHASE PRICE.   The Purchaser shall have
                    delivered (i) the cash provided for in subparagraphs 4(a)(i) and 4(b)(i) of this Agreement, (ii) the Restricted Stock,
                    (iii) the $1,350,000 Note, (iv) the $50,000 Note, and (v)
                    $500,000 to the escrow agent to be held under the Seller's Escrow Agreement.

               c.   APPROVAL OF DOCUMENTATION.   The form and substance of all
                    certificates and other documents required to be delivered to Sellers in connection with this Agreement shall be satisfactory in all reasonable respects to Sellers and Sellers' counsel.

               d. REGISTRATION RIGHTS AGREEMENT. Purchaser shall have executed and delivered to Blomquist the Registration Rights Agreement.

               e. EXHIBITS. Sellers shall have timely received all exhibits to this Agreement.

               f.   ADDITIONAL INFORMATION.   Purchaser shall have furnished to
                    Sellers and Sellers' counsel such additional information, certificates, and other documents as Sellers shall have reasonably requested.

          15.  SELLERS' OBLIGATIONS AFTER CLOSING.

               a.   INDEMNITY BY SELLERS.   Sellers jointly and severally shall
                    indemnify, defend and hold Purchaser harmless from and against any and all liabilities, damages, losses, claims, costs and expenses, including (without limitation) reasonable attorneys' fees, arising from or related to

                    (i) any breach of any representation, warranty, covenant or agreement made by either Seller in this Agreement, or in any certificate or other document delivered on behalf of either Seller or the nonperformance of any covenant or obligation of either Seller under this Agreement, (ii) any debts, liabilities, or obligations of any nature (whether absolute, accrued, contingent or otherwise and whether due or to become due) of the Company at the Balance Sheet Date that are not reflected in the Financial Statements, (iii) the conduct of the business or other operations of the Company prior to the Closing Date, (iv) any condition, activity, or event existing or occurring prior to the Closing Date arising or resulting from any acts or omissions of the Company during the period after the date of incorporation of the Company that created or creates any product or environmental liability, (v) the failure of either Seller or the Company to comply with any federal, state, or local tax laws for any matter occurring prior to the Closing Date or applicable to the transactions contemplated by this Agreement, and (vi) any and all actions, suits, proceedings, demands and judgments, arising from or related to any of the matters set forth in this subparagraph 15(a).

               b.   SELLERS' NON-DISCLOSURE OF CONFIDENTIAL INFORMATION
                    REGARDING THE COMPANY.   Each Seller acknowledges that the
                    Seller has in the past, currently has, and in the future may possibly have access to Confidential Information. Each Seller agrees that the Seller will not disclose such Confidential Information to any person or entity for any purpose or reason whatsoever except to authorized representatives of the Purchaser, or as required by law, unless the Confidential Information becomes known to the public generally through no fault of the Seller. In the event of a breach or threatened breach by either of the Sellers of this subparagraph, the Purchaser shall be entitled to an injunction restraining the Seller from disclosing, in whole or in part, such Confidential Information. Nothing herein shall be construed as prohibiting the Purchaser from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

               c. RANDT'S COVENANT NOT TO COMPETE. Randt agrees that he will not, either directly or indirectly, alone or with others, either as an employee, owner, partner, agent, stockholder, member, director, officer or otherwise, enter into or engage in the business of operating a new vehicle dealership, used car lot, warranty repair business, or other related business which may compete directly or indirectly with the Purchaser within the San Diego metropolitan area (the "Restricted Area") for a period of three (3) years from the Closing Date (the "Restricted Period"), provided that Randt may (i) sell any used cars he purchased from the Used Vehicle
                    Inventory, (ii) collect accounts and notes receivables for the Company, and (iii) pay the debts, liabilities and obligations for the Company, in accordance with the terms of this Agreement. Further, Randt shall not individually, or in conjunction with others, within the Restricted
                    Period and Restricted Area, directly or indirectly, solicit or hire any employee of the Company or encourage such employee to leave such employment unless such employee has already terminated such employment with the Company or the Purchaser and Randt have mutually agreed in advance to the solicitation or employment. Randt also agrees that in the event of a breach of these covenants, the Purchaser may protect its rights by injunction or otherwise.

          16. INDEMNITY BY PURCHASER. Purchaser shall indemnify, defend and hold Sellers harmless from and against any and all liabilities, damages, losses, claims, costs and expenses, including (without limitation) reasonable attorneys' fees arising from or related to (a) any breach of any warranty or representation made by Purchaser in this Agreement or the nonperformance of any covenant or obligation of Purchaser under this Agreement, or (b) Purchaser's operation of the Dealership on or after the Closing Date.


          17.  INFORMATION REGARDING THE PURCHASER.

               a. INSIDER LIABILITY. Each Seller acknowledges that trading in the Purchaser's securities by persons possessing material non-public information may result in private lawsuits for damages or to civil or criminal proceedings by the Securities and Exchange Commission. Each Seller also acknowledges that liability may be imposed on insiders who privately disclose otherwise non-public material information where such disclosure coincide with trading Purchaser's securities by such insiders or by the recipients of such information.

               b. SELLERS' NON-DISCLOSURE OF CONFIDENTIAL INFORMATION REGARDING THE PURCHASER. Each Seller acknowledges that the Seller may possibly have access to certain confidential information of the Purchaser. Each Seller agrees that the Seller will not disclose such confidential information to any person or entity for any purpose or reason whatsoever except as required by law, unless the confidential information becomes known to the public generally through no fault of the Seller. In the event of a breach or threatened breach by either of the Sellers of this subparagraph, the Purchaser shall be entitled to an injunction restraining the Seller from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting the Purchaser from pursuing any other available remedy for such breach or threatened breach, including the recovery damages.

          18.  TERMINATION.

               a. MUTUAL CONSENT. This Agreement may be terminated by the written consent of the parties.

               b. BY THE PURCHASER. This Agreement may be terminated by written notice of termination given by the Purchaser to each Seller if a material default should be made by either Seller in the observance of or in the due and timely performance by either Seller of any of the agreements and covenants of the Sellers herein contained, or if there shall have been a material breach by either Seller of any of the warranties and representations of the Sellers herein contained, or if the conditions of this Agreement to be complied with or performed by Sellers at or before Closing shall not have been complied with or performed at the time required for such compliance or performance and such noncompliance or nonperformance shall not have been waived by the Purchaser.

               c. BY THE SELLERS. This Agreement may be terminated by written notice of termination given by the Sellers to the Purchaser if a material default should be made by the Purchaser in the observance of or in the due and timely performance by the Purchaser of any of the agreements and covenants of the Purchaser herein contained, or if there shall have been a material breach by the Purchaser of any of the warranties and representations of the Purchaser, of if the conditions of this Agreement to be complied with or performed by the Purchaser at or before Closing shall not have been complied with or performed at the time required for such compliance or performance and such noncompliance or nonperformance shall not have been waived by the Sellers.

          19.  SECTION 338(h)(10) ELECTIONS.

               a. Each Seller agrees to make elections under Section 338(h)(10) of the Internal Revenue Code and all comparable elections under state and local tax law with respect to the Company.

               b. Purchaser and Sellers shall jointly file Form 8023-A with the Internal

                    Revenue Service in accordance with Section 338 of the Internal Revenue Code and the regulations thereunder no later than the 15th day of the ninth month beginning after the month that includes the Closing Date in accordance with Internal Revenue Code Section 338(g) and Treasury Regulation Section 1.338(h)(10)-1(d)(2).

               c. Purchaser and Sellers shall allocate the Purchase Price to the assets conveyed pursuant to this Agreement using a reasonable asset valuation which will be agreed to by Purchaser and Sellers no later than ninety (90) days after the Closing Date. In all events, however, Purchaser and Sellers agree to conformity of the treatment of all asset allocations with respect to the Section 338(h)(10) elections.

               d. Purchaser agrees that it will not step-up the basis on any fixed assets of the Company unless Purchaser and Sellers otherwise agree.

          20.  MANAGEMENT AGREEMENT.

               a. On the date of this Agreement, Purchaser and the Company shall execute a management agreement (the "Management Agreement") to be effective November 1, 1997, under which the Purchaser will manage the Dealership and will receive a management fee in accordance with the Management Agreement in cash in an amount equal to the monthly net income arising from the business and operation of the Dealership.

               b. Prior to the commencement of the Management Agreement, the Sellers agree to cause the Company to take all new cars and trucks allocated to the Dealership, to floor plan all new cars and trucks with Toyota Motor Credit Corporation, and not to wholesale any new vehicles without the Purchaser's prior written consent.

          21.  ADDITIONAL AGREEMENTS.

               a. RANDT'S RIGHT TO PURCHASE VEHICLES. Randt shall have the right to purchase five (5) new Toyota vehicles from any Toyota franchised dealership owned by Purchaser over the next five (5) years from the dealership's inventory at the dealership's invoice cost plus $35, taxes, title, and licensing on each vehicle. Up to three (3) of the vehicles may be purchased during the first twelve (12) months after the Closing Date.

               b. PAYMENT OF OBLIGATIONS; COLLECTION OF RECEIVABLES. Notwithstanding anything contained in this Agreement to the contrary, prior to the Closing Date, Sellers shall assist the Company in (i) paying all outstanding debts, liabilities, and obligations of the Company, whether matured or unmatured, that arose prior to November 1, 1997, provided that the Company shall not be obligated to pay the Floor Plan or the capital loan (the "Capital Loan") in the original principal amount of $1,200,000 from Toyota Motor Credit Corporation to the Company, and (ii) collecting all receivables that arose prior to November 1, 1997.

               c. NEW ACCOUNTS. Purchaser and Sellers agree that the payment of all outstanding debts, liabilities and obligations of the Company that arose prior to the November 1, 1997 and the collection of all receivables that arose prior to November 1, 1997, shall be made through the Company's existing operating accounts at Union Bank of California. The Company shall open new operating accounts at Union Bank of California for the transaction of the business of the Company on and after November 1, 1997.

               d. PURCHASE OF EXCESS USED CAR INVENTORY. On November 1, 1997, Purchaser shall purchase (for cash and free of all liens, claims, or other encumbrances) all of the Used Car Inventory in excess of $1,200,000 (the "Excess") based on the value determined in accordance with subparagraph 12(d)(ii). The Excess shall be used by the Company and the Sellers to pay all outstanding debts, liabilities, and obligations of the Company. Notwithstanding anything contained in this Agreement to the contrary, in the event this Agreement expires or terminates, the Company shall repurchase (for cash and free of all liens, claims and other encumbrances) any of the used vehicles purchased by Purchaser that are still owned by the Purchaser based on the value determined in accordance with subparagraph 12(d)(ii).

               e. MAINTENANCE OF RECORDS. Purchaser agrees that it will maintain the books and records of the Company for the period
                    (i) required by law, or (ii) reasonably requested by the Sellers, and will provide the Sellers with such information from the books and records as the Sellers reasonably request from time to time. In addition, the Purchaser agrees that the accounting staff of the Dealership will assist the Sellers in collecting the accounts receivable, collecting payments on the notes receivable, and paying all outstanding debts, liabilities, and obligations of the Company prior to the Closing Date and thereafter as reasonably requested.

               f. UNDISTRIBUTED 1997 PROFITS. Sellers and Purchaser agree that Sellers shall be entitled to take their respective portion of fifty percent (50%) of the Company's profits for September and October, 1997. The remaining fifty percent (50%) of such profits shall be retained by the Company.

               g. RELEASE OF GUARANTEES. Purchaser agrees to use reasonable efforts in order to obtain the release of Randt and Blomquist from any personal guaranties they have made of any debt or obligation of the Company, including (without limitation) any guaranties of the Floor Plan, the Dealership Sublease, the Used Car Lot Sublease, or the Capital Loan.

               h. INVENTORY WRITEDOWN. It is understood and agreed that prior to October 31, 1997, the Company shall write down the Parts and Accessories Inventory by $58,000.

               i. PROTEST OF TAXES. Sellers shall have the right to protest through all administrative and legal channels, at Sellers' sole cost and expense, any proposed adjustment that would result in any additional tax liability for the Company for any year for which the Sellers are liable.

               j. TAXES ON LIFO RESERVE. The Purchaser agrees to pay all income taxes payable for the recapture of the LIFO Reserve.

               k. TAXES ON THE DEFERRED PROFIT. The Purchaser agrees to pay all income taxes payable on the Deferred Profit that is retained by the Company.

          22.  GENERAL PROVISIONS.

               a.   ENTIRE AGREEMENT.   This Agreement contains and constitutes
                    the entire agreement between the parties regarding the subject matter hereof and supersedes all prior agreements and understandings between the parties relating to the subject matter of this Agreement. There are no agreements, understandings, restrictions, warranties or representations between the parties relating to the subject matter hereof other than those set forth in this Agreement. This Agreement is not intended to have any legal effect whatsoever, or to be a legally binding agreement, or any evidence thereof, until it has been signed by each Seller, the Company, and the Purchaser.

               b. EXHIBITS. Preliminary drafts of all Schedules and Exhibits A through E shall be prepared by the Sellers on or before November 15, 1997 and delivered to Purchaser for Purchaser's review. Preliminary drafts of Exhibits F and G shall be prepared by Purchaser on or before November 15, 1997 and delivered to Sellers for Sellers' review. Final Schedules and Exhibits shall be prepared by the party that prepared the preliminary drafts, initialed by the parties, and attached to this Agreement on or before December 1, 1997. When attached to this Agreement, the Schedules and Exhibits shall be made a part of this Agreement by reference.

               SCHEDULES:

                    Schedule 7(b)  Officers, Directors, and Assumed Names
                    Schedule 7(f)  Real Property
                    Schedule 7(g)  Tangible Personal Property
                    Schedule 7(h)  Inventories
                    Schedule 7(i)  Licenses
                    Schedule 7(j)  Intellectual Property
                    Schedule 7(k)  Encumbrances
                    Schedule 7(l)  Related Parties Transactions
                    Schedule 7(m)  Indebtedness and Guaranties
                    Schedule 7(p)  Litigation
                    Schedule 7(q)  Underground Storage Tanks
                    Schedule 7(r)  Contracts and Agreements
                    Schedule 7(s)  Employee Benefit Plans
                    Schedule 7(t)  Insurance
                    Schedule 7(u)  Personnel
                    Schedule 7(v)  Accounts Receivable
                    Schedule 7(y)  Bank Accounts and Powers of Attorney

               EXHIBITS:

                    Exhibit "A"    $1,350,000 Note
                    Exhibit "B"    $50,000 Note
                    Exhibit "C"    Sellers' Escrow Agreement
                    Exhibit "D"    Sellers' Certificate
                    Exhibit "E"    Opinion of Sellers' Counsel
                    Exhibit "F"    Investment Letter
                    Exhibit "G"    Registration Rights Agreement

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

               c. THIRD PARTY CONSENTS. The Sellers and the Purchaser mutually agree to cooperate and use their respective reasonable, good faith efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals, and authorizations of all third parties and governmental entities as may be necessary to consummate the transactions contemplated by this Agreement.

               d.   FURTHER ACTIONS.   From time to time, as and when requested
                    by any parties hereto, the other parties shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other parties may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

               e.   PUBLICITY.   The parties hereto agree that no public release
                    or announcement concerning the terms of the transactions contemplated by this Agreement shall be issued by any party without the prior written consent of the other parties (which consent shall not be unreasonably withheld), except as such release or announcement may be required by law, in which case the party required to make the release or announcement shall allow the other parties reasonable time to comment on such release or announcement in advance of such issuance.

               f.   AMENDMENT.   This Agreement may not be amended, modified, or
                    terminated except by an instrument in writing signed by all parties to this Agreement.

               g.   CONSTRUCTION.   All pronouns and any variations thereof
                    shall be deemed to refer to the masculine, feminine or neuter gender thereof or to the plurals of each, as the identity of the person or persons or the context may require. The descriptive headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision contained in this Agreement.

               h.   INVALIDITY.   If any provision contained in this Agreement
                    shall for any reason be held to be invalid, illegal, void or unenforceable in any respect, such provision shall be deemed modified so as to constitute a provision conforming as nearly as possible to such invalid, illegal, void or unenforceable provision while still remaining valid and enforceable; and the remaining terms or provisions contained herein shall not be


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

                    affected thereby.

               i. EXPENSES. Whether or not the transactions contemplated by this Agreement are consummated, each of the parties to this Agreement shall be responsible for its own costs and expenses incurred in connection with the preparation and negotiation of this Agreement and with the transactions contemplated hereby.

               j.   BINDING EFFECT AND ASSIGNMENT.   This Agreement shall be
                    binding upon and shall inure to the benefit of the parties hereto and their respective heirs, administrators,
                    executors, successors and permitted assigns.   Purchaser may
                    assign its rights under this Agreement to an affiliated entity, and thereafter the Purchaser and its assignee shall be fully obligated, responsible and liable for the performance of the Purchaser's obligations hereunder. Neither Seller may assign any of his rights or delegate any of his obligations hereunder. Any assignment in violation of this Agreement shall be void.

               k.   ATTORNEYS' FEES.   In the event any party instigates
                    litigation to enforce or protect its rights under this Agreement, the party prevailing in any such litigation shall be entitled, in addition to all other relief, to reasonable attorneys' fees, out-of-pocket costs and disbursements relating to such litigation.

               l.   NOTICES.   All notices and other communications hereunder
                    shall be (i) in writing, dated with the current date of such notice, and signed by the party giving such notice, and (ii) mailed, postpaid, registered or certified, return receipt requested, addressed to the party to be notified, or delivered by personal delivery or by overnight courier. Notice shall be deemed given when received by the party to be notified or when the party to be notified refuses to accept delivery of the notice. The initial addresses of the parties shall be as follows:

               IF TO PURCHASER:

                    Cross-Continent Auto Retailers, Inc.
                    1201 S. Taylor
                    P.O. Box 750
                    Amarillo, Texas 79105-0750
                    ATTENTION:  ROBERT W. HALL
                    (806) 374-8653

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

               IF TO SELLERS:

                    Thomas A. Randt.
                    1083 Skyland Drive
                    P.O. Box 10391
                    Zepher Cove, Nevada 89448
                    (702) 588-1917

               and

                    Ronald J. Blomquist
                    735 Spring Time Way
                    El Cajon, California 92019
                    (619) 588-7173

               with a copy to:

                    Alan Williams
                    1650 Hotel Circle North, Suite 210
                    San Diego, California 92108

                    The parties hereto shall have the right from time to time to change their respective addresses by not less than ten (10) days prior written notice to the other parties.

               m.   DEFINITION OF KNOWLEDGE.   As used in this Agreement, a
                    Seller's or the Company's "knowledge" shall include the knowledge of the Sellers and the employees and agents of the Company. Each representation and warranty that is limited to a Seller's or the Company's "knowledge" is made with the understanding that the Seller or the Company has examined whatever sources of information as are in the possession or control of either Seller or the Company in order to verify the truth and accuracy of such representation and warranty.

               n.   TIME IS OF THE ESSENCE.   Time shall be of the essence with
                    respect to this Agreement and the consummation of the transactions contemplated hereby.

               o. REMEDIES. None of the remedies provided for in this Agreement shall be the exclusive remedy of any party for a breach of this Agreement. The parties hereto shall have the right to seek any other remedy at law or

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

                    in equity in lieu of or in addition to any remedies provided for in this Agreement.

               p. SURVIVAL OF OBLIGATIONS. To the extent necessary to carry out the terms and provisions of this Agreement, the obligations and rights arising from or related to this Agreement shall survive the Closing and shall not be merged into the various documents executed and delivered at the time of the Closing.

               q.   WAIVER.   No waiver of any breach or default hereunder shall
                    be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

               r. GOVERNING LAW. This Agreement shall be construed, enforced, and governed in accordance with the laws of the State of California.

               s. VENUE. The obligations of the parties to this Agreement are performable, and venue for any legal action arising out of this Agreement shall lie in San Diego County, California.

               t. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.

[SIGNATURE PAGE TO FOLLOW]

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

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

     PURCHASER:                     CROSS-CONTINENT AUTO RETAILERS, INC.,
                                    a Delaware corporation

                                    By:
                                       ----------------------------------------
                                       Robert W. Hall, Vice Chairman

                                    SELLERS:

                                    -------------------------------------------
                                    THOMAS A. RANDT

                                    -------------------------------------------
                                    RONALD J. BLOMQUIST

     COMPANY: TAR-CAR, INC., a California corporation, d/b/a Toyota
                                    By The Bay, Auto Central Used Car Sales
                                    and Credit Union Buying Services

                                    By:
                                       ----------------------------------------
                                       Thomas A. Randt, President and Secretary

                                    By:
                                       ----------------------------------------
                                       Ronald J. Blomquist, Vice President
     SPOUSAL CONSENT

     I hereby (a) consent to the execution and performance of the Stock Purchase Agreement by Ronald J. Blomquist, and (b) acknowledge that Ronald J. Blomquist's performance of his obligations under the Stock Purchase Agreement will be binding upon my community interest, if any, in the Shares (as defined in the Stock Purchase Agreement).

                                          -------------------------------------
                                          Linda L. Blomquist


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